Exhibit 99.1

World’s Largest Indoor Pickleball and Padel Facility Files for Building Permits

SCOTTSDALE, Ariz, September 29, 2025 (GLOBE NEWSWIRE) – Caliber (NASDAQ: CWD), a diversified real estate and digital asset management platform, today announced that its joint venture development, PURE Pickleball & Padel™ (“PURE”) Construction Documents are complete, submitted, and accepted for review by Salt River Pima–Maricopa Indian Community (SRP-MIC) on September 12, 2025. The milestone marks the start of PURE's building permitting process, the final step before construction begins on the 196,726-square-foot facility, which is expected to take about 15 months.

PURE has chosen DAVIS, a Phoenix-based architectural firm, to design a unique indoor facility and state-of-the-art venue for players and spectators to gather and enjoy pickleball and padel year-round. It will combine a professional arena, community courts, and country club amenities including a restaurant and bar, pro shop, and private VIP areas.

PURE selected RICK in Phoenix for engineering, planning, landscape architecture, and land surveying services. Jeff Hunt, PE, Associate Principal at RICK, expressed enthusiasm about supporting the engineering team for a 200,000 sq. ft. sports and entertainment facility expecting around 500,000 annual visitors.

PURE Pickleball & Padel™ is developing an 11+ acre site in the Riverwalk Development Project located in the Talking Stick Entertainment District, a 100-acre site adjacent to Scottsdale. PURE will be a world-class pickleball and padel facility and pro arena and seeks to claim the title of the largest indoor pickleball and padel facility in the world. The 196,726 square feet stateof-the-art facility will boast a 1,200-seat pro arena, 40 indoor pickleball courts, 8 indoor padel courts, sports performance and recovery fitness center by HonorHealth™, restaurant and bar by Wolfgang Puck Catering, pro shop, locker rooms and spa, special event spaces, rooftop patio and bar, meeting spaces, childcare and other amenities.

Chris Loeffler, CEO of Caliber, said, “We are excited by the continued progress that is being made to realize the vision for PURE Pickleball & Padel™ as a premier destination for the sport’s enthusiasts and a lifestyle development that improves the lives of the people in the community.”

For developing PURE, Caliber created the Pickleball at Riverwalk Fund, a single asset offering designed to invest in real estate, land sublease, and business operations. This offering is active and allows for direct investment from accredited investors as well as qualified opportunity zone funds (QOFs) seeking to allocate capital to a potentially attractive qualified opportunity zone business (QOZB). Caliber has designed the offering for broad participation, seeking Pickleball & Padel enthusiasts who are looking for exposure to the two fastest growing sports in the United States and the World.

For more information on the project, visit Caliber’s website.

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is a diversified alternative asset manager with over $2.9 billion in Managed Assets. For more than 16 years, Caliber has delivered value across market cycles with its private equity real estate investment platform, specializing in hospitality, multi-family residential, and industrial real estate. In 2025, Caliber launched a Digital Asset Treasury strategy anchored in Chainlink (LINK). This initiative bridges real and digital asset investing, offering investors access through both publicly traded equity (Nasdaq: CWD) and Caliber’s private equity real estate funds.

About PURE Pickleball & Padel

PURE Pickleball & Padel has partnered with Caliber to build the world's largest indoor pickleball & Padel facility and pro arena in Scottsdale, Arizona. The 196,726 square feet state-of-the-art facility will boast 48 indoor courts (40 Pickleball and 8 Padel), a 1,200-seat pro arena, along with country club level amenities that include a sports performance and recovery fitness center by HonorHealth™, restaurant and bar by Wolfgang Puck Catering, VIP lounge, office space, childcare and teen room. PURE is a member-focused, program-driven concept that will connect the two fastest growing sports in the world with the Scottsdale community across all ages, skill levels, and backgrounds. With an estimated 500,000 visits annually, the facility plans to host the largest pickleball/padel tournaments in the world.

About DAVIS

Founded in 1991, DAVIS is a Phoenix-based architecture, interiors, and urban design firm with more than 33 million square feet designed and built. Our expertise spans mixed-use, office, retail, hospitality, multifamily, and senior living environments—projects that have defined Greater Phoenix for nearly four decades. Led by founder and CEO Mike Davis, our team blends creativity with commercial insight to deliver spaces that lease quickly, perform long-term, and consistently achieve top market value. Guided by our Life in Place® philosophy, we create environments that are purposeful and dynamic—places that don’t just function, but truly come alive.

About RICK

RICK (formerly referred to as Rick Engineering Company) started as a family-owned engineering, planning, and design firm more than 70 years ago. Though we have grown our employee base and expanded geographically, we have proudly maintained our close-knit, people-oriented company culture. Our in-house teams, staffed by industry-leading experts in their respective fields, work seamlessly together to offer our clients comprehensive services they can trust.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:

Caliber Investor Relations:
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com

PURE Pickleball & Padel
Kevin J. Berk – Co-Founder & CEO
+1 480-861-7474
Kevin@purepickleball.com

DAVIS Architecture
Will Craig
Wcraig@thedavisexperience.com

RICK Engineering
Jeff Hunt
jhunt@rickengineering.com